U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): June 28, 2007

GREAT CHINA INTERNATIONAL HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

0-23015
(Commission File No.)

Nevada	87-0450232
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

C Site 25-26F Presidential Building, No. 69 Heping North Street
Heping District, Shenyang 110003, Peoples Republic of China
(Address of principal executive offices)

0086-24-2281388
(Registrant’s telephone number)

Not applicable
(Former Name or Former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

In a report on Form 8-K dated May 31, 2007, Great China International Holdings, Inc. (the “Company”) reported that its wholly-owned subsidiary, Silverstrand International Holdings Limited (“Silverstrand”), entered into a letter of intent to acquire all of the issued share capital of Loyal Best Property Development Limited (“Loyal Best”), a Hong Kong limited company, from Gentle Knight Limited (“GKL”). None of Loyal Best or its directors is affiliated with the Company or Silverstrand.

Loyal Best is the sole owner of an entity called Shenyang Loyal Best Hunnan Property Development Limited (“Shenyang Loyal Best”), a wholly owned foreign enterprise that is a party to a Confirmation Letter of Auction with respect to a parcel of land located at the center area of Hunnan New Zone in the city of Shenyang, China (the “Project”). Shenyang Loyal Best paid a land transfer fee of US$20,000,000 for the Project.

Pursuant to the letter of intent, the parties entered into a definitive agreement for the acquisition on June 28, 2007. The definitive agreement provides for closing of the transaction by August 10, 2007. The principal terms of the agreement are:

—	Silverstrand will purchase from GKL all of the outstanding shares of Loyal Best for US$4,010,000, of which US$2,580,000 was previously paid as a deposit and the remainder will be paid at the closing.

—	Silverstrand will purchase from the directors of Loyal Best at a total price of US$20,500,000, all of the director loan notes issued by Loyal Best in the aggregate principal amount of US$20,000,000, which were used to make Shenyang Loyal Best’s land transfer fee payment on the Project of US$20,000,000.

—	GKL and the directors selling Loyal Best notes under the agreement can terminate the agreement at any time on or before July 20, 2007, by refunding to Silverstrand the US$2,580,000 deposit and paying to Silverstrand an additional US$2,580,000 as a break up fee.

—	After July 20, 2007, the parties are obligated to close by August 10, 2007. If for any reason Silverstrand fails to close, it forfeits the deposit. If for any reason GKL or the sellers of the Loyal Best director notes fail to close, they are obligated to refund to Silverstrand the US$2,580,000 deposit and pay to Silverstrand an additional US$2,580,000.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Great China International Holdings, Inc.

Date: July 3, 2007	By:	/s/ Frank Jiang
Frank Jiang, Chief Executive Officer